Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE PLAN

IRVINE, CA – January 25, 2005 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its Board of Directors has authorized a second stock repurchase program, providing for the repurchase of up to 2.5% of the Company’s outstanding shares of common stock. The program will take effect upon completion of the Company’s first stock repurchase program, which was authorized in May 2004. As of this date, the Company has purchased an aggregate of 891,700 shares authorized under the first program. The purchases under the second stock repurchase program may be made from time to time either in the open market or through privately negotiated purchases. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “Given our current stock price and our strong financial position, with returns on tangible equity in excess of 30% on a growing capital base, a stock repurchase program is an attractive investment for the Company. We anticipate that this repurchase program will add long term value to our shareholders and, at current market prices, is expected to be accretive to earnings”

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Commercial Capital Bank, the Company’s bank subsidiary, operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended September 30, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.